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                                                                   EXHIBIT 10.7



                             JOINT VENTURE AGREEMENT

         This Joint Venture Agreement (the "Agreement") is made and entered into as of the day of January 1, 1993, between WALBRO AUTOMOTIVE CORPORATION, a Delaware corporation whose registered office is located at Auburn Hills, Michigan 48326 USA, ("Walbro"), and JAEGER S.A., a company incorporated under the laws of France with share capital of FRF 156,000,000, whose registered office is located at 19 rue Lavoisier, 9200 Nanterre France and registered at the Company and Commercial Registry of Nanterre number B552150195, represented by Frederic Girardot ("Jaeger"). Jaeger is an indirect, majority-controlled subsidiary of Magneti Marelli S.p.A., a company incorporated under the laws of Italy ("Marelli"). Walbro and Jaeger are hereinafter collectively referred to as "the parties".

                                R E C I T A L S:

         A. Walbro designs and manufactures fuel delivery subsystems as original equipment for application on automotive electronic fuel injection systems.

         B. The parties believe, based on their extensive experience in different aspects of fuel delivery systems, that the market for fuel delivery systems will develop so as to offer important opportunities for suppliers that have the ability to design and manufacture integrated fuel delivery systems, which generally include a fuel pump, module, level sensor, bracket, tubes and flanges, connectors and filter (collectively, an "FDS").

         C. Jaeger designs and manufactures, inter alia, various fuel level sensors, brackets and other ancillary components for applications in fuel delivery subsystems.

         D. Walbro has advanced technology with respect to automotive electronic fuel injection system components, making particular technological advancements in the design and manufacture of electric fuel pumps and other delivery system-related technology.

         E. In light of the foregoing and the parties' objective to compete effectively in the South American markets, the parties desire to utilize their respective strengths by establishing a Joint Venture (the "JV"), to be jointly owned by Walbro and Jaeger, to develop, manufacture and market integrated FDS and their component elements for sale to designated markets, as further described below.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings provided herein, the parties agree as follows:

                                    ARTICLE I
                               FORMATION OF THE JV

         1.1 INCORPORATION. The parties will cause the incorporation and registration of the JV as sociedade por quotas de responsabilidade limitada ("Limitada") organized under the laws of Brazil. The Contrato Social of the JV ("Charter") shall be substantially in the form of EXHIBIT 1.1 attached hereto.
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         1.2 OWNERSHIP. The equity interest in the JV will be owned by the parties based on their percentage share of capital contributions of 51% for Jaeger and 49% for Walbro, as set forth in SECTION 2.1, as may be adjusted from time to time ("Capital Percentages"). Such ownership may be through direct or indirect wholly-owned subsidiaries or Controlled Affiliates (as defined in Section 6.1) of either or both parties.

         1.3 PURPOSE. The purpose of the JV will be to develop, manufacture and market FDS and component elements thereof to the JV Territory as described in
SECTION 1.4 below. An FDS includes a fuel pump, module, level sensor, brackets, tubes and flanges, connectors, filters and related components and subassemblies. Except as expressly provided in SECTION 4.3, the JV will be the exclusive vehicle through which each of the parties develops, manufactures and markets FDS and component elements thereof in the JV Territory for both automotive original equipment manufacturers and aftermarket customers.

         1.4 TERRITORY. The designated market for the JV (the "JV Territory") will be Colombia, Venezuela, Brazil, Guyana, Suriname, French Guiana, Ecuador, Peru, Bolivia, Chile, Argentina, Paraguay and Uruguay and any new nation created by the merger or separation of any of the above countries and all territories in the South regions controlled by any of the above countries. The territory shall not include Mexico.

         1.5 NAME. The parties agree that the JV shall operate under the name Marwal do Brasil Ltda.

                                   ARTICLE II
                      CAPITALIZATION AND FUNDING OF THE JV

         2.1 CAPITAL CONTRIBUTIONS. The JV will be formed and capitalized as follows:

              (a) The initial capitalization of the JV shall be $3,000,000 of equity. The above amounts shall be contributed to the JV by the parties in proportion to their respective Capital Percentages.

              (b) The equity contributions constituting the initial capitalization shall be made at such times as requested by the Board.

         2.2 OPERATING DEFICITS. Operating deficits of the JV beyond those provided for in the initial capitalization described above or needs for additional working capital will be funded by outside borrowings to the maximum extent available. If guarantees are required to secure outside borrowings, the parties shall render such guarantees in proportion to their Capital Percentages. Such guarantees shall be several except if and to the extent a bank requires the guarantees to be joint and several, in which event each party shall have a right of contribution from the other party. Any additional operating deficits or working capital needs will be funded by the parties in proportion to their respective Capital Percentages. Unless otherwise agreed at the time of funding, such deficits will be funded by loans from the parties.

         2.3 SUBSEQUENT CAPITAL OR LOANS. Additional capital requirements contemplated by the Business Plan will be made by the parties in proportion to their respective Capital Percentages. No additional capital contributions or loans other than those contemplated by the Business Plan will be


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required unless approved by both parties; if so approved, they will also be made in proportion to their respective Capital Percentages.

                                   ARTICLE III
                              GOVERNANCE OF THE JV

         The parties agree that the JV will be governed substantially as set forth below, and the parties agree and acknowledge that these governance provisions have been agreed to for the direct benefit of the JV and its business. The parties further agree: (a) that the JV will be structured to reflect this governance to the fullest extent permitted under applicable law; and (b) that, in the event of a conflict between the Charter and the following provisions, the following provisions will prevail to the extent such a result is not directly contrary to applicable public policy.

         3.1 MANAGEMENT TEAM. The day-to-day operations of the JV will be conducted by two managers and their staff appointed by Walbro and Jaeger.

         3.2   CONSULTATIVE BOARD.

              3.2.1 COMPOSITION. The JV will have a Consultative Board or similar governing body (the "Board") comprised of four persons which shall function at the shareholder level. Jaeger will designate two members (the "Jaeger Members"), and Walbro will designate two members (the "Walbro Members"). The Board will elect the Chairman from among the members. The Chairman will be a designee of Jaeger. The Board will also elect a Vice Chairman from among the members, who will be a designee of Walbro. Members of the Board shall be designated by Notice and will serve until replaced by the party so designating.

              3.2.2 ROUTINE DECISIONS BY THE BOARD. For all matters other than those set forth in SECTION 3.2.3:

              (a) each member shall be given 7 days' written notice (with acknowledgment of receipt) of any meeting, annual or special, of the Board;

              (b) attendance in person at such a meeting, without written objection to lack of sufficient notice, waives this notice requirement;

              (c) three members shall constitute a quorum;

              (d) the vote of a majority of all members present in person shall be decisive;

              (e) the vote of the Chairman will be decisive in a tie vote; and

              (f) whenever necessary under Brazilian law, decisions of the Board shall be confirmed by a general shareholder meeting.


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              3.2.3 SPECIAL MATTERS. With respect to each of the following situations, the Board will not have the power to act unless the requisite majority voting in favor of a resolution includes at least one Walbro Member and one Jaeger Member or in the alternative there is unanimous approval by one Walbro Member and one Jaeger Member; and whenever necessary under Brazilian law, decisions of the Board shall be confirmed by a general shareholder meeting.

              (a) payment of a dividend other than from current year's earnings;

              (b) approval, ratification or substantial change of the operating budget of the JV, including without limitation, the capital expenditures, additions or improvements for the year;

              (c) approval, ratification or substantial change of the Business Plan;

              (d) sale of a substantial portion of the assets of the JV;

              (e) authorization or approval of a merger, consolidation or change in the capital structure of the JV;

              (f) creation or incurrence of indebtedness for borrowed money if, after giving effect to the creation of such indebtedness, the total amount of the JV's indebtedness for borrowed money will exceed $2,000,000, except unsecured current liabilities incurred in the ordinary course of business;

              (g) creation or incurrence of any mortgage, pledge, lien, charge or encumbrance upon any property or assets now owned or hereinafter acquired by the JV except for (i) mortgages, pledges, liens, charges or encumbrances on, and incurred at the time of and in connection with the acquisition of property acquired in the ordinary course of business, (ii) minor liens and encumbrances, and (iii) other liens and encumbrances for amounts not exceeding $2,000,000 in the aggregate at any one time outstanding;

              (h) making, ratifying or causing the JV to become a party to a contract or commitment, or to renew, extend or modify any contract or commitment between JV the and one of its equity holders or an "affiliate" of an equity holder which requires payment of an aggregate amount in excess of $250,000. For purposes of this subsection, an "affiliate" will mean:

              i. a company, domestic or foreign, of which an equity holder in the JV owns or controls, directly or indirectly, at least
                    25 % of the assets, voting stock or capital;

              ii. a company, domestic or foreign, which owns or controls, directly or indirectly, at least 25% of the assets, voting stock or capital of an equity holder of the JV; or

              iii. a company, domestic or foreign, under common control with an equity holder through direct or indirect ownership of at least 25 % of the assets, voting stock or capital of that company.

              (i) material agreement or commitment to any matter required of the JV pursuant to a contract or agreement, including Ancillary Documents, with Jaeger, Walbro or an affiliate (as that term is

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defined in subsection (h) above) of Jaeger or Walbro, including the modification or termination of any existing contract;

              (j) agreement or commitment to purchase services, from Walbro, Jaeger or their affiliates (as that term is defined in subsection (h) above); and

              (k) approval of the licensing or sublicensing of any FDS technology, fuel pump or other component embodying FDS technology, by the JV.

              (1) any amendment to the Charter.

In case of a deadlock over one or more of these issues, the provisions set forth in SECTION 3.2.4 below will control.

              3.2.4 DEADLOCK. The following sets forth the parties' agreement with respect to a deadlock situation. In the event that:

              (a) either of Jaeger or Walbro (in this subsection called "the First Party") gives written notice to the other party (in this subsection called "the Second Party") specifying as subject to this subsection a resolution requiring the affirmative vote of a majority of the Board, including at least one Walbro Member and one Jaeger Member or the unanimous approval of the shareholders, which resolution was previously put to and not passed by a general or special meeting of the Board or shareholders, as applicable, because the Second Party or its designee Members present did not vote in favor of the resolution or voted against the resolution, or the Second Party or its designee Members were not present for the vote; and

              (b) such resolution is again put at another such meeting called within 30 days of the original meeting and the First Party or its designee Members present, as the case may be, votes for the resolution but the Second Party or its designee Members, as the case may be, does not vote or votes against the resolution, or the Second Party or its designee Members, as the case may be, are not present for the vote, then a deadlock situation will be deemed to have arisen. Within seven days of such event arising, Walbro and Jaeger will prepare and circulate to the other a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting such position. Each such memorandum or statement will be considered by the Chief Executive Officers of Jaeger and of Walbro who will respectively use their reasonable efforts to resolve such dispute.

              If the parties agree upon a resolution of the dispute, they will jointly sign a statement setting forth the terms of such resolution and Walbro and Jaeger will exercise all voting rights and other powers of control available to them in relation to the JV to procure that such resolution is fully and promptly carried into effect.

              If a resolution of the dispute is not agreed upon within 30 days after delivery of the memorandum or statements mentioned above or such longer period as Walbro and Jaeger may agree in writing, the JV will automatically terminate as prescribed in ARTICLE VII.
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              If a resolution is agreed upon by the parties but is not
implemented by the JV within 60 days after such agreement, or such longer period as Walbro and Jaeger may agree in writing, the JV will automatically terminate as prescribed in ARTICLE VII.

                                   ARTICLE IV
                                CONDUCT OF THE JV

         4.1 BUSINESS PLAN. A five-year business plan (the "Business Plan") in the form attached as EXHIBIT 4.1 will be approved by the Board in accordance with SECTION 3.2.3 and will be implemented by the management of the JV. The Business Plan will include initial and subsequent funding requirements. The Business Plan will be revised and updated on an annual basis by the Board in accordance with Section 3.2.3.

         4.2 MANUFACTURING. Components to be incorporated into the FDS products will be selected based on "best in class" for quality, performance and cost. The JV will provide customer application engineering and manufacturing technology with substantial support from Walbro under the Engineering Support Agreement. The parties acknowledge that certain products will be manufactured by the JV initially, that fuel pumps will be manufactured by Walbro and sold to the JV and that certain level sensors will be manufactured by Jaeger and sold to the JV. The JV may purchase fuel pumps and other components from Walbro and level sensors and other components from Jaeger at prices to be agreed upon.

         4.3 MARKETING. The JV will be responsible for the marketing of all FDS products in the JV Territory. Distribution and marketing of FDS products to aftermarket customers in the JV territory will be handled by the JV through the Marelli or JV network as mutually agreed upon by the parties. Walbro shall not sell FDS products in the JV Territory, except that Walbro may continue its current practice of selling to U.S. aftermarket customers who export to the JV Territory independent of the Marelli network.

         4.4 ENGINEERING SUPPORT FROM WALBRO. The Business Plan provides for certain engineering services to be provided to the JV by Walbro. Walbro will provide such services to the JV on the basis provided under, and which services will be governed by, the Walbro Engineering Support Agreement in substantially the form attached as EXHIBIT 4.4. If and when necessary, simplified versions of this agreement shall be prepared for filing with the INPI (Brazilian patent office) or other governmental bodies. As between the parties, the terms of the Engineering Support Agreement, as per Exhibit 4.4 shall prevail in any conflict with the terms of the agreements filed with the INPI or any other governmental body.

                                    ARTICLE V
                                    LICENSES

         5.1 JAEGER TECHNOLOGY LICENSE. Jaeger will provide all of its current FDS component (other than fuel pump) technology to the JV via a fully paid-up license (the "Jaeger License"), in the form of EXHIBIT 5.1, which is exclusive in the JV Territory. The Jaeger License will provide Jaeger with all modifications and improvements made by the JV to the level sensor technology licensed thereby via a grant-back of such rights.
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         5.2  WALBRO TECHNOLOGY LICENSE. Walbro will provide all of its FDS technology to the JV via a license (the "Walbro License"), substantially in the form of EXHIBIT 5.2, which will be exclusive in the JV Territory (except for the Ford Motor Company and General Motor Corporation licenses to produce for their own use, as such licenses may be renewed or extended from time to time). The Walbro License shall provide that the sale of "Future Licensed Products" will be on a royalty-bearing basis. The Walbro License will provide Walbro with all modifications and improvements to the fuel pump technology licensed thereby via a grant-back of such rights.

         5.3 BRAZILIAN LICENSES FOR FILING. If and when necessary, simplified versions of the licenses in Sections 5.1 and 5.2 shall be prepared for filing with the INPI (Brazilian patent office). These simplified licenses shall comply with the requirements of the INPI and will be constructed to protect the parties' property rights in their patents, trademarks, logos, know-how and the like. As between the parties, the terms of the licenses under Sections 5.1 and
5.2 shall prevail in any conflict with the terms in the licenses filed with the INPI.

         5.4 FUTURE JV TECHNOLOGY. The JV may develop future FDS technology for use in its operations and will be the owner of any such technology except as provided by grant-back in Sections 5.1 and 5.2. The JV will grant to Walbro a non-exclusive license to use all new FDS technology owned by the JV in areas other than the JV Territory via a royalty-bearing license to be agreed upon by the parties, unless said technology is in any significant manner a modification or improvement of the technology licensed pursuant to the Walbro License which was not the subject of a "grant-back", in which case the license will be royalty-free. The parties further agree that, in negotiating the royalty to be paid under such license agreement, they will take into account the relative contributions of technology supplied by Walbro, supplied by Jaeger, and developed by the JV itself to the products covered by such license.

         5.5  CONSEQUENCES OF JV TERMINATION ON WALBRO LICENSE.

              5.5.1 TERMINATION GENERALLY. If the JV terminates under ARTICLE VII for any reason other than those described in SECTIONS 5.5.2 and 5.5.3 below, Walbro agrees to enter into a new license agreement with the JV or Jaeger, as the case may be, provided that the Walbro License has not been terminated by Walbro due to a material breach by the JV thereof. The terms of the new license shall be substantially identical to the terms of the Walbro License, except that: (a) the royalty rate to be paid with respect to Licensed Products (as defined in the Walbro License) shall be revised to a reasonable royalty rate which is agreed upon by the parties hereto or is determined by an appropriate expert appointed by the parties (or, if the parties cannot agree on such appointment, the expert shall be appointed through the arbitration process set forth in SECTION 9.6); and (b) certain of the other terms of the Walbro License shall be changed as set forth in EXHIBIT 5.5.1. Walbro's obligation hereunder shall be void and no license shall be granted unless all of the terms of the above license are approved by the appropriate Brazilian governmental authorities.

              5.5.2 CERTAIN WALBRO BREACHES. If the JV terminates under SECTION 7.1.6, then the Walbro License shall continue in full force and effect regardless of termination of the JV, and the Walbro License may be assignable to Jaeger at that time.


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              5.5.3 CERTAIN JAEGER BREACHES. If the JV terminates under Section
7.1.5, then Walbro shall have no further obligation to enter into a new license with either the JV or Jaeger.

                                  ARTICLE VI
               RESTRICTIONS ON TRANSFER OF INTERESTS IN THE JV

         6.1 NO TRANSFER WITHOUT APPROVAL. Neither Walbro nor Jaeger may transfer any of its equity interests in the JV to any third party (other than direct or indirect Controlled Affiliates) without the prior written approval of the other party. It is the intention of the parties that there be only two owners of the JV; consequently, any attempted transfer of equity interests in the JV must encompass the entire equity interest of the transferring party.

         For purposes of this Agreement, a "Controlled Affiliate" of a party means any person which controls, is controlled by or is under common control with, such party; "control" means the ownership of a majority of both the voting power of, and the equity interests in, a person.

         6.2 RIGHT OF FIRST REFUSAL. If for any reason a transfer of equity interest in the JV cannot be restricted as provided in SECTION 6.1, then a transfer by either party of any of its shares of capital stock of the JV to any third party (other than to a direct or indirect Controlled Affiliate), shall be subject to a right of first refusal by the other party to acquire such interests as set forth below.

              6.2.1 FIRST OFFER. If either of Walbro or Jaeger receives from a third party (the "Outsider") a bona fide written offer (a "Bona Fide Offer") to purchase all of its shares of capital stock of the JV (the "Equity Interest"), such party (the "Selling Party") agrees that prior to effecting any sale pursuant to such Bona Fide Offer, it will first make a written offer (the "Offer") upon the terms and conditions provided herein to sell its Equity Interest to the other party (the "Offeree Party").

              6.2.2 NOTICE OF OFFER. The Offer will set forth the following:

              (a) the Selling Party's intention to sell its Equity Interest;

              (b) a photostatic copy of the Bona Fide Offer of the Outsider, and all written communications relating to the proposed sale and purchase of the Equity Interest;

              (c) a written offer to sell to the Offeree Party the Equity Interest of the Selling Party upon the same terms and conditions and for the same price as the Bona Fide Offer; and

              (d) the U.S. dollar equivalent of the price.

              6.2.3 OFFEREE PARTY ACCEPTANCE. The Offeree Party may accept such Offer for all, but not less than all, of the offered Equity Interest by giving written notice within 30 days after receipt of the Offer to the Selling Party. If the sale to the Offeree Party is not consummated within 45 days after the expiration of this 30-day notice period (which 45-day period will be tolled by any waiting period or suspension of the transaction imposed or required by applicable law or any unnecessary delay caused by the Selling Party) or as provided in the Bona Fide Offer, the Selling Party will have the right to sell its interest to the Outsider as provided in SECTION 6.2.5 below.

              6.2.4 PURCHASE BY THE OFFEREE PARTY. Any purchase by the Offeree Party pursuant to this ARTICLE VI will be consummated upon the same terms and conditions and for the U.S. dollar equivalent price as the Bona Fide Offer for the Equity Interest. Any terms and conditions not specified in the Bona Fide Offer will be mutually agreed upon by the Offeree Party and the Selling Party.

              6.2.5 PURCHASE BY OUTSIDER. If the Offeree Party fails to accept the Offer pursuant to SECTION 6.2.3, the Selling Party will then have the right to sell its Equity Interest to such Outsider on the same terms and conditions as contained in the notice described in SECTION 6.2.2; provided that (i) the sale to the Outsider is consummated within 45 days after the expiration of the 30-day option period described in SECTION 6.2.3 (which 45-day period will be tolled by any waiting period or suspension of the transaction imposed or required by applicable law) or as provided in the Bona Fide Offer, and (ii) the Outsider becomes a party to this Agreement contemporaneous with his purchase of the Equity Interest. If the Selling Party and the Outsider do not consummate the sale of the Equity Interest within the time period described in (i) above or intend to consummate such sale on materially different terms than the Bona Fide Offer, the Equity Interest may only be sold to said Outsider after again complying with the terms of this ARTICLE VI.

                                   ARTICLE VII
                              TERMINATION OF THE JV

         7.1 TERM AND TERMINATION OF THE JV. Unless otherwise terminated as provided below, the JV will be of perpetual duration. The JV will be terminated:

              7.1.1 BY MUTUAL CONSENT. At any time by the mutual consent of the parties;

              7.1.2 FOR BREACH. Upon the material breach, which is not cured within 90 days after notice thereof, by a party of its obligations to the JV or otherwise under this Agreement, at the option of the non-breaching party exercised within 10 days after the expiration of the 90-day cure period;

              7.1.3 BANKRUPTCY. Automatically upon the filing of a voluntary petition or answer admitting jurisdiction of the court and the material allegations, or the consent to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or an assignment for the benefit of creditors, or an application for or consent to the appointment of a receiver or trustee of a substantial part of the property of a party hereto;

              7.1.4 DEADLOCK. Upon an unresolved deadlock as described in
SECTION 3.2.4;

              7.1.5 TERMINATION OF WALBRO LICENSE BY WALBRO. At the option of Walbro, immediately upon the termination of the Walbro license agreement pursuant to Section 9.02(F) thereof;

              7.1.6 VIOLATION OF CERTAIN PROVISIONS. At the option of Jaeger, upon the failure or refusal of Walbro or its designees to comply with the governance provisions set forth in SECTION 3.2.3; or

              7.1.7 FORCE MAJEURE. At the option of the non-offending party, upon the failure of a party to begin fully performing its obligations under this Agreement within six months after such party declares an inability to perform due to force majeure as provided in SECTION 9.5.

              7.1.8 EXPROPRIATION. Upon the expropriation of a substantial portion of the JV's property.

         7.2  CONSEQUENCES OF TERMINATION.

              7.2.1 PURCHASE OPTION. Upon termination of the JV pursuant to
SECTION 7.1 above, either party will have the option, in lieu of proceeding with the dissolution of the JV, to purchase the other party's Equity Interest by giving notice within 30 days after the termination of the JV to the other party that it desires to purchase for cash all of the Equity Interest of the other party at a stated price. Any offers made under this provision will be submitted simultaneously on the last day of the 30-day period.

              If within the 30-day period only one party gives notice that it wishes to purchase the other party's Equity Interest, then the other party may either accept such offer, or give notice within 20 days of the offer that the price will be equal to the fair market value of the Equity Interest as determined by an investment banker with recognized standing in the international finance community and mutually acceptable to the parties. In the event the parties cannot agree on an investment banker, each party will select one banker and the two bankers will select a third banker, which third banker will conclusively determine fair market value. For purposes of this section, "fair market value" of an Equity Interest will be the value of the JV as if it were being sold as a whole business and a going concern to one purchaser, multiplied by the selling party's Capital Percentage at the time of the valuation.

              If within the 30-day period both parties give notice that they wish to purchase the other party's Equity Interest, then the party whose notice contains the highest stated per share price will purchase the other party's Equity Interest at that price for cash, or as otherwise mutually agreed to by the parties.

              Notwithstanding anything to the contrary, this purchase option will not be available to a party whose breach, bankruptcy, insolvency, or liquidation has given rise to the termination of the JV pursuant to SECTION 7.1.2, SECTION 7.1.3, SECTION 7.1.5 or SECTION 7.1.6.

              7.2.2 DISSOLUTION. If the above purchase option is not exercised by either party, the parties will use their best efforts to dissolve the JV and wind up its affairs in a manner designed to preserve the interests of both parties in the JV products and JV Territory, including the granting of cross-licenses by each party for the use on a non-exclusive basis of all technology developed and owned by the JV at the time of its dissolution. Nothing herein shall prejudice the rights of Jaeger to enter into the license agreement provided by SECTION 5.4.1.

              7.2.3 DAMAGES. Nothing herein shall prejudice the rights of a party, in addition to the exercise of any other remedy hereunder, to recover money damages for any breach by a party of this Agreement or any Ancillary Document (as defined).

                                  ARTICLE VIII
                        REGULATORY MATTERS AND INVALIDITY

         8.1 COOPERATION IN MAKING REGISTRATIONS. The parties shall cooperate fully in making, whenever required or necessary, registrations under National Institute of Individual Property (INPI) Resolution N-022 with respect to agreements for the transfer of technology and rendering of technical assistance.

         8.2 CONSEQUENCES OF INVALIDITY. If for any reason whatever at any time, any provision of this Agreement or any of the Ancillary Documents is or becomes invalid, illegal or unenforceable, or is declared by any court of competent jurisdiction or any other competent authority to be invalid, illegal or unenforceable or if such competent authority:

         (i) refuses, or formally indicates an intention to refuse authorization of, or exemption to, any of the provisions of or arrangements contained in this Agreement or in any of the Ancillary Documents (in the case of a refusal either by way of outright refusal or by way of requiring an amendment or deletion of any provision of this Agreement or of any of the Ancillary Documents and/or the inclusion of any new provision in this Agreement or in the Ancillary Documents and/or the giving of undertakings as to future conduct before such authorization or exemption can be granted); or

         (ii) formally indicates that to continue to operate any provision of this Agreement or of any of the Ancillary Documents may expose the parties to sanctions under any order, enactment or regulation, or requests any party to give undertakings as to future conduct in order that such party may not be subject to such sanctions; and in all cases, whether initially or at the end of any earlier period or periods of exemption (each of which circumstances being referred to in this ARTICLE VIII as "a Relevant Invalidity"), then in any such case, at the request of either party by notice or a series of notices to that effect to the other ("Negotiation Notice"), the parties will meet to negotiate in good faith to agree upon valid, binding and enforceable substitute provisions while at the same time reconsidering the other terms of this Agreement and of any of the Ancillary Documents not so affected so as to reestablish an appropriate balance of the commercial interests of the parties ("Substitute Provisions").

         8.3 FAILURE TO AGREE ON SUBSTITUTE PROVISIONS. If and to the extent that Substitute Provisions are formally agreed in writing within one month of the service of a Negotiation Notice, or such other period as may be formally agreed in writing between the parties, then in that respect the matter shall be deemed to be settled and such substitute provisions shall be deemed part of this Agreement or of any of the Ancillary Documents. If, however, in respect of any Relevant Invalidity no Substitute Provisions can be agreed within such period, then if any party considers on reasonable grounds that its commercial interests with regard to this Agreement and/or any of the Ancillary Documents is materially and adversely affected as a consequence of the Relevant Invalidity it may submit such matter to arbitration pursuant to SECTION 9.8.

         8.4 DEFERRAL OF DETERMINATION OF ADVERSE EFFECT. If any party considers that it is unable to assess the consequence of any Relevant Invalidity in the light of facts subsisting at the time, that party may defer commencement of an arbitration in respect of the provision or provisions affected by such Relevant Invalidity until such time as it considers on reasonable grounds that its commercial interests with regard to this Agreement and/or any of the Ancillary Documents are materially and adversely affected in the light of events occurring subsequent to communication of the finding of invalidity to the parties. Notwithstanding the foregoing, a party must commence arbitration pursuant to SECTION 8.3 within 60 days of receipt of the Negotiation Notice.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

         9.1 ANCILLARY DOCUMENTS; INTERPRETATION. The parties acknowledge and agree that, in the event of an inconsistency or disagreement between this Agreement, on the one hand, and any other agreement or document referred to herein to be entered into in connection with the JV (each an ("Ancillary Document" and, collectively, the "Ancillary Documents"), this Agreement shall prevail.

         9.2 PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. The parties agree that all data and information relating to the JV, including but not limited to any information relating to or provided under any Ancillary Document, the JV's trade secrets, know-how, inventions, discoveries, improvements, technologies, business practices and methods, whether or not patented, lists of suppliers, and information relating to the JV's financial statements, customer identities and utilization patterns, needs and participation levels, potential customers, suppliers, products, servicing methods, equipment, programs, analyses, profit margins and cost data, shall be kept confidential by both parties and shall not, whether prior to or after the date hereof, be disclosed to any person, firm, or corporation, except to the extent that such data or information is generally known to the trade or in the public domain. The parties, however, may provide the information to third parties (i) for the purpose of assisting in the evaluation of the JV, its performance, or its operations, (ii) for the purpose of determining the value of said party's equity interest in the JV, and (iii) for any other purpose consistent with the activities contemplated by this Agreement and the Ancillary Documents; provided that in each case the disclosing party takes reasonable precautions to maintain the confidential nature of the information. The parties may also make any disclosures necessary to comply with applicable securities and other disclosure laws. The parties recognize and acknowledge that any breach by them of the foregoing provisions of this section may cause irreparable harm to the other party and the JV and, in the event of any such breach, such other party or the JV shall, in addition to all other remedies available to it, at law or in equity, be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to enjoin such breaching party from doing any act in violation of such provisions, and that such other party or the JV shall not be required to show actual monetary damages as a prerequisite to such relief. The above provisions shall survive any termination of this Agreement and any dissolution of the JV for a period of two years after such termination or dissolution.

         Each party agrees not to make any public disclosure regarding the existence or the substance of the transactions contemplated hereby without the prior approval of the other party, except to the extent that either party reasonably determines that such disclosure is required by applicable law or regulation.

         9.3 ACCOUNTING. The JV's accounting methods will be in accordance with Brazilian law and Brazilian generally accepted accounting principles and all accounts shall be maintained in Brazilian currency units. Indexing or currency conversions shall be the responsibilities of, and at the expense of the parties.

         9.4 INSURANCE. Insurance protection provided for the JV under this Agreement must apply both to each individual installation of the JV and to all installations as a whole. The JV's insurance must also provide insurance coverage for all types of risk related to the construction and operation of the aforementioned installations, including material and other property losses caused to fixed assets belonging to the JV, rented by it, or acquired on credit by it, as well as its civil liability for property or physical damage which may be caused to third parties in connection with the JV's activity, either by defects in the goods its produces or by JV workers and employees in connection with their performance of their job responsibilities.

         9.5 FORCE MAJEURE. Where either party is unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement, such obligations are suspended so far as they are affected by the force majeure during the continuance thereof; provided that an obligation to pay money is never excused by force majeure.

         The party affected by the force majeure will give notice to the other party of the particulars of the situation and the probable extent to which it will be unable to, or delayed in, performing its obligations under this Agreement, within 10 days after the occurrence of the force majeure.

         For purposes of this section, "force majeure" means an act of God, strike, lockout or other interference with work, war declared or undeclared, blockade, disturbance, lightning, fire, earthquake, storm, flood or explosion; governmental or quasi-governmental restraint action, expropriation, prohibition, intervention, direction or embargo; unavailability or delay in availability of equipment or transport; inability or delay in obtaining governmental or quasi-governmental approvals, consents, permits, licenses, authorities or allocations; and any other cause whether of the kind specifically enumerated above, or otherwise which is not reasonably within the control of the party affected.

         9.6 EXPENSES. Walbro and Jaeger, and not the JV, will each pay their own costs and expenses incurred in negotiating and drafting this Agreement and the Ancillary Documents.

         9.7 FURTHER ASSURANCES. Walbro and Jaeger agree to execute and deliver such other instruments, agreements or documents and take such other action as may reasonably be necessary or desirable to consummate the transactions contemplated by this Agreement.

         9.8 RESOLUTION OF DISPUTES. Any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement, including, without limitation, the breach, termination or invalidity thereof, shall be settled pursuant to and shall be subject to that certain Arbitration Agreement dated June 17, 1991, attached as Exhibit 9.8, except that for purposes of any such arbitration, the arbitrators shall apply the substantive law specified in this Agreement or any Ancillary Documents.

         9.9 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party, except that either party may assign, in whole or in part, its rights hereunder, subject to all obligations hereunder, to a Controlled Affiliate in connection with any transfer of Equity Interests in the JV permitted pursuant to ARTICLE VI; provided, however, that such assignment will not relieve that party of any of its obligations or liabilities hereunder.

         9.10 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented at any time by additional written agreements signed by both parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

         9.11 NOTICES. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or one business day after having been dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched with a copy of the sender's machine printed facsimile confirmation) or three business days after having been dispatched by an internationally recognized overnight courier service to the appropriate party at the address specified below.

         (a)  If to Walbro, to:

              Walbro Automotive Corporation
              6242 Garfield Street
              Cass City, Michigan  48726
              Facsimile Number: (517) 872-2301
              Attention:  Chief Financial Officer

              With a copy to:

              Katten Muchin & Zavis
              525 W. Monroe Street, Suite 1600
              Chicago, Illinois  60661-3693
              Facsimile Number: (312) 902-1061
              Attention:  Arnold S. Harrison
                          Howard S. Lanznar

         (b)  If to Jaeger, to:

              Jaeger S.A.
              19 rue Lavoisier
              9200 Nanterre France
              Attention:  Directeur-Generale

              With a copy to:

              Magneti Marelli S.p.A.
              Viale Aldo Borletti
              20011 Corbetta Milan, Italy

              Facsimile Number:  (39) (2) 97200523
              Attention:  General Counsel

         9.12 WAIVER. Waiver by either party of a breach by the other party of any obligation or requirement contained in, or arising from, this Agreement does not operate as a waiver of another or continuing breach by the other party of the same, or any other, obligation or requirement hereunder. Any waiver by either party must be in writing, signed by the waiving party.

         9.13 ENTIRE AGREEMENT. This Agreement and the Ancillary Documents represent the understanding of the parties with respect to the subject matter hereof and thereof and supersede any other agreement, whether written or oral, that may have been made or entered into by Walbro or Jaeger or their affiliates relating to the matters contemplated hereby.

         9.14 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

         9.15 SEVERABILITY. Subject to the provisions of ARTICLE VIII, if any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof.

         9.16 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

         9.17 THIRD PARTIES. Nothing in this Agreement express or implied is intended to confer any right or remedy under or by reason of this Agreement on any person other than the parties, their respective heirs, representatives, successors and permitted assigns, affect or discharge the obligation or liability of any third persons to any party to this Agreement, or give any third party any right or subrogation or action over against any party to this Agreement.

         9.18 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         9.19 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         9.20 SURVIVAL. The covenants and agreements made in SECTIONS 5.4, 7.2, 9.2, 9.4, 9.6 and 9.14 will survive any termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                             WALBRO AUTOMOTIVE CORPORATION



                                             By:      /s/      Gary Vollmar
                                                --------------------------------
                                             Its:              Treasurer
                                                --------------------------------




                                             JAEGER S.A.




                                             By:      /s/      Frederic Girardot
                                                --------------------------------
                                             Its:              Director General
                                                --------------------------------